Exhibit 99.1
EZCORP TERMINATES PROPOSED TRANSACTION
WITH CASH CONVERTERS
AUSTIN, TEXAS (August 30, 2011) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has terminated the Transaction Implementation Agreement with Cash Converters International Limited effective immediately. Under that agreement, which was originally announced in March, EZCORP would have, among other things, acquired a controlling interest in Cash Converters.
The termination follows the release by the Australian Federal Government on August 25 of various proposals to limit the amount of fees that can be charged in connection with “small amount credit contracts.” As currently proposed, those limitations could have a material impact on Cash Converters’ consumer loan business in Australia. Consequently, EZCORP has elected to terminate the agreement in accordance with its terms.
Paul Rothamel, EZCORP’s President and Chief Executive Officer, stated: “We still have a significant investment in Cash Converters — we remain a 33% shareholder and we own the master franchise rights for the Cash Converters business in Canada. Consequently, we are very interested in, and committed to, Cash Converters’ long-term success and look forward to finding other ways to proactively work with the Cash Converters team to achieve that success and maximize the long-term value for all Cash Converters shareholders.”
About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non- recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 130 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of almost 600 stores that provide financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding EZCORP’s plans and strategy. These statements are based on EZCORP’s current expectations. Actual results in future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for EZCORP’s products and services, and changes in the regulatory environment. For a discussion of various factors affecting EZCORP’s business and prospects, see EZCORP’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
investor_relations@ezcorp.com